Exhibit 10.3

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

COVIDIEN PLC

AND

MALLINCKRODT PLC

DATED AS OF JUNE 28, 2013

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS

ARTICLE II
SERVICES, DURATION AND SERVICES MANAGERS

Section 2.01.	Services	3
Section 2.02.	Duration of Services	3
Section 2.03.	Additional Unspecified Services	3
Section 2.04.	New Services	5
Section 2.05.	Services Not Included	5
Section 2.06.	Transition Services Managers	5
Section 2.07.	Personnel	6

ARTICLE III
COVIDIEN MATERIALS

Section 3.01.	Corporate Policies	7
Section 3.02.	Limitation on Rights and Obligations with Respect to the Covidien Materials	7

ARTICLE IV
ADDITIONAL ARRANGEMENTS

Section 4.01.	Software and Software Licenses	8
Section 4.02.	Covidien Computer-Based and Other Resources	9
Section 4.03.	Access to Facilities	10
Section 4.04.	Cooperation	10
Section 4.05.	Data Protection	10

ARTICLE V
COSTS AND DISBURSEMENTS

Section 5.01.	Costs and Disbursements	10
Section 5.02.	Tax Matters	11
Section 5.03.	No Right to Set-Off	13

ARTICLE VI
STANDARD FOR SERVICE

Section 6.01.	Standard for Service	13
Section 6.02.	Disclaimer of Warranties	13
Section 6.03.	Compliance with Laws and Regulations	14

-i-

SCHEDULE A Covidien Services	A-1
SCHEDULE B Mallinckrodt Services	B-1
EXHIBIT I Services Managers	I-1

-ii-

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of June 28, 2013 (this “Agreement”), is by and between Covidien plc, an Irish public limited company (“Covidien”), and Mallinckrodt plc, an Irish public limited company (“Mallinckrodt”). Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the meaning set forth in the Separation and Distribution Agreement, dated as of the date hereof, by and between Covidien and Mallinckrodt (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”).

RECITALS

WHEREAS, the board of directors of Covidien has determined that it is in the best interests of Covidien and its shareholders that the Mallinckrodt Business be operated by a newly incorporated publicly traded company;

WHEREAS, Covidien and Mallinckrodt have entered into the Separation Agreement;

WHEREAS, in order to facilitate and provide for an orderly transition under the Separation Agreement, the Parties (as defined herein) desire to enter into this Agreement to set forth the terms and conditions pursuant to which each of the Parties shall provide to the other the Services (as defined herein) for a transitional period; and

WHEREAS, the Separation Agreement requires execution and delivery of this Agreement by Covidien and Mallinckrodt on or prior to the Distribution Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Additional Services” shall have the meaning set forth in Section 2.03(a).

“Agreement” shall have the meaning set forth in the Preamble.

“Confidential Information” shall have the meaning set forth in Section 9.03(a).

“Covidien” shall have the meaning set forth in the Preamble.

“Covidien Business” shall mean the businesses and operations of the Covidien Group other than the Mallinckrodt Business.

“Covidien Local Service Manager” shall have the meaning set forth in Section 2.06(a).

“Covidien Materials” shall have the meaning set forth in Section 3.01(a).

“Covidien Services” shall have the meaning set forth in Section 2.01.

“Covidien Services Manager” shall have the meaning set forth in Section 2.06(a).

“Governmental Requirements” shall have the meaning set forth in the Tax Matters Agreement.

“Interest Payment” shall have the meaning set forth in Section 5.01(d).

“Mallinckrodt” shall have the meaning set forth in the Preamble.

“Mallinckrodt Local Service Manager” shall have the meaning set forth in Section 2.06(b).

“Mallinckrodt Services” shall have the meaning set forth in Section 2.01.

“Mallinckrodt Services Manager” shall have the meaning set forth in Section 2.06(b)

“New Services” shall have the meaning set forth in Section 2.04(a).

“Party” shall mean Covidien and Mallinckrodt individually, and “Parties” means Covidien and Mallinckrodt collectively, and, in each case, their permitted successors and assigns.

“Provider” shall mean the Party or its Subsidiary or Affiliate providing a Service under this Agreement.

“Provider Indemnified Party” shall have the meaning set forth in Section 7.04.

“Recipient” shall mean the Party or its Subsidiary or Affiliate to whom a Service under this Agreement is being provided.

“Recipient Indemnified Party” shall have the meaning set forth in Section 7.05.

“Reimbursement Charges” shall have the meaning set forth in Section 5.01(c).

“Schedule(s)” shall have the meaning set forth in Section 2.02.

“Separation Agreement” shall have the meaning set forth in the Preamble.

“Service Baseline Period” shall have the meaning set forth in Section 2.03(c).

“Service Charges” shall have the meaning set forth in Section 5.01(a).

“Service Extension” shall have the meaning set forth in Section 8.01(c).

“Service Increases” shall have the meaning set forth in Section 2.03(b).

“Services” shall have the meaning set forth in Section 2.01.

“Taxes” shall have the meaning set forth in the Tax Matters Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 5.02(a).

“VAT” shall have the meaning set forth in Section 5.02(a).

ARTICLE II

SERVICES, DURATION AND SERVICES MANAGERS

Section 2.01. Services. Subject to the terms and conditions of this Agreement, (a) Covidien shall provide or cause to be provided to the Mallinckrodt Group the services listed on Schedule A to this Agreement (the “Covidien Services”) and (b) Mallinckrodt shall provide or cause to be provided to the Covidien Group the services listed on Schedule B to this Agreement (the “Mallinckrodt Services,” and, collectively with the Covidien Services, any Additional Services, any Service Increases and any New Services, the “Services”). For the avoidance of doubt, Services provided in different regions or countries (as indicated by such Services being listed on different subparts of the Schedules hereto) shall be considered separate Services hereunder, notwithstanding that such Services may be similar in nature. All of the Services shall be for the sole use and benefit of the respective Recipient and its respective Party.

Section 2.02. Duration of Services. Subject to the terms of this Agreement, each of Covidien and Mallinckrodt shall provide or cause to be provided to the respective Recipients each Service until the earlier to occur of, with respect to each such Service, (i) the expiration of the term for such Service (or, subject to the terms of Section 8.01(c), the expiration of any Service Extension) as set forth on Schedule A or Schedule B (each a “Schedule”, and collectively, the “Schedules”) or (ii) the date on which such Service is terminated under Section 8.01(b).

Section 2.03. Additional Unspecified Services. (a) After the date of this Agreement, if Mallinckrodt or Covidien (i) identifies a service that (x) the Covidien Group provided to the Mallinckrodt Group prior to the Distribution Date that Mallinckrodt reasonably needs in order for the Mallinckrodt Business to continue to operate in substantially the same manner in which the Mallinckrodt Business operated prior to the Distribution Date, and such service was not included on Schedule A (other than because the Parties agreed such service shall not be provided), or (y) the Mallinckrodt Group provided to the Covidien Group prior to the Distribution Date that Covidien reasonably needs in order for the Covidien Business to continue to operate in substantially the same manner in which the Covidien Business operated prior to the Distribution Date, and such service was not included on Schedule B (other than because the Parties agreed such service shall not be provided), and (ii) provides written notice to the other Party within ten (10) days following the date of the filing by Mallinckrodt of its first Annual Report on Form 10-K with the U.S. Securities and Exchange Commission requesting such additional services, then such other Party shall use its commercially reasonable efforts to provide such requested additional services (such requested additional services, the “Additional Services”); provided, however, that no Party shall be obligated to provide any Additional Service if it does not, in its reasonable judgment, have adequate resources to provide such Additional Service or if the provision of such Additional Service would significantly disrupt the operation of its businesses; and provided, further, that the Provider shall not be required to provide any Additional Services if the Parties are unable to reach agreement on the terms thereof (including with respect to Service Charges therefor). In connection with any request for Additional Services in accordance with this Section 2.03(a), the Covidien Services Manager and the Mallinckrodt Services Manager shall in good faith negotiate the terms of a supplement to the applicable Schedule, which terms shall be consistent with the terms of, and the pricing methodology used for, similar Services provided under this Agreement. Upon the mutual written agreement of the Parties, the supplement to the applicable Schedule shall describe in reasonable detail the nature, scope, service period(s), termination provisions and other terms applicable to such Additional Services in a manner similar to that in which the Services are described in the existing Schedules. Each supplement to the applicable Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Additional Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(b) After the date of this Agreement, if (i) a Recipient requests to increase, relative to historical levels prior to the Distribution Date, the volume, amount, level or frequency, as applicable, of any Service provided by such Provider and (ii) such increase is reasonably determined by the Recipient as necessary for the Recipient to operate its businesses (such increases, the “Service Increases”), then such Provider shall consider such request in good faith; provided, however, that no Party shall be obligated to provide any Service Increase, including because, after good-faith negotiations between the Parties, the Parties fail to reach an agreement with respect to the terms thereof (including with respect to Service Charges therefor). In connection with any request for Service Increases in accordance with this Section 2.03(b), the Covidien Services Manager and the Mallinckrodt Services Manager shall in good faith negotiate the terms of an amendment to the applicable Schedule, which amendment shall be consistent with the terms of, and the pricing methodology used for, the applicable Service. Each amended Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Service Increases set forth therein shall be deemed a part of the “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(c) Notwithstanding the foregoing clauses (a) and (b), and without limiting the remainder of this clause (c), the Provider shall not be obligated to perform or to cause to be performed any Service in a volume or quantity in any fiscal year that exceeds the highest volumes or quantities of analogous services provided to Covidien’s applicable functional group or Subsidiary during fiscal year 2012 (without reference to the transactions contemplated by the Separation Agreement) (the “Service Baseline Period”). If the Recipient requests that the Provider perform or cause to be performed any Service in a volume or quantity that exceeds the highest volumes or quantities of analogous services that were provided to Covidien or its applicable functional group or Subsidiary during the Service Baseline Period, then: (i) if such higher volume or quantity results from fluctuations occurring in the ordinary course of business of the Recipient, the Provider shall use commercially reasonable efforts to provide such requested higher volume or quantity; and (ii) if such higher volume or quantity results from any other source, including an acquisition, merger, purchase or other business combination by the Recipient, the Parties shall cooperate and act in good faith to determine whether the Provider shall provide such requested higher volume or quantity. If the Parties agree that the Provider shall provide the requested higher volume or quantity, then Covidien and Mallinckrodt shall document such terms in an amendment to the applicable Schedule, which amendment shall be consistent with the terms of, and the pricing methodology used for, the applicable Service. Each amended subsection of Schedule A hereto, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the volume or quantity increases set forth therein shall be deemed a part of the “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 2.04. New Services. (a) From time to time during the term of this Agreement, either Party may request the other Party to provide additional or different services which such other Party is not expressly obligated to provide under this Agreement (excluding, for the avoidance of doubt, any Additional Services or Service Increases, the “New Services”). The Party receiving such request shall consider such request in good faith; provided, however, that no Party shall be obligated to provide any New Services, including because, after negotiations between the Parties pursuant to Section 2.04(b), the Parties fail to reach an agreement with respect to the terms (including the Service Charges) applicable to the provision of such New Services.

(b) In connection with any request for New Services in accordance with Section 2.04(a), the Covidien Services Manager and the Mallinckrodt Services Manager shall in good faith (i) negotiate the applicable Service Charge and the terms of a supplement to the applicable Schedule, which supplement shall describe in reasonable detail the nature, scope, service period(s), termination provisions and other terms applicable to such New Services, and (ii) determine any costs and expenses, including any start-up costs and expenses, that would be incurred by the Provider in connection with the provision of such New Services, which costs and expenses shall be borne solely by the Recipient. Each supplement to the applicable Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the New Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 2.05. Services Not Included. It is not the intent of the Provider to render, nor of the Recipient to receive from the Provider, professional advice or opinions, whether with regard to Tax, legal, treasury, finance, employment or other business and financial matters, technical advice, whether with regard to information technology or other matters, or the handling of or addressing environmental matters; the Recipient shall not rely on, or construe, any Service rendered by or on behalf of the Provider as such professional advice or opinions or technical advice; and the Recipient shall seek all third-party professional advice and opinions or technical advice as it may desire or need.

Section 2.06. Transition Services Managers. (a) Covidien hereby appoints and designates the individual holding the Covidien position set forth on Exhibit I to act as its initial services manager (the “Covidien Services Manager”), who will be directly responsible for coordinating and managing the delivery of the Covidien Services and have authority to act on Covidien’s behalf with respect to matters relating to the provision of Services under this Agreement. The Covidien Services Manager will work with the personnel of the Covidien Group to periodically address issues and matters raised by Mallinckrodt relating to the provision of Services under this Agreement. Notwithstanding the requirements of Section 9.06, all communications from Mallinckrodt to Covidien pursuant to this Agreement regarding routine matters involving a Service shall be made through the individual specified as the local service manager (the “Covidien Local Service Manager”) with respect to such Service on the applicable Schedule or such other individual as may be specified by the Covidien Services Manager in writing and delivered to Mallinckrodt by email or facsimile transmission with receipt confirmed. Covidien shall notify Mallinckrodt of the appointment of a different Covidien Services Manager or Covidien Local Service Manager(s), if necessary, in accordance with Section 9.06.

(b) Mallinckrodt hereby appoints and designates the individual holding the Mallinckrodt position set forth on Exhibit I to act as its initial services manager (the “Mallinckrodt Services Manager”), who will be directly responsible for coordinating and managing the delivery of Mallinckrodt Services and have authority to act on Mallinckrodt’s behalf with respect to matters relating to this Agreement. The Mallinckrodt Services Manager will work with the personnel of the Mallinckrodt Group to periodically address issues and matters raised by Covidien relating to this Agreement. Notwithstanding the requirements of Section 9.06, all communications from Covidien to Mallinckrodt pursuant to this Agreement regarding routine matters involving a Service shall be made through the individual specified as the local service manager (the “Mallinckrodt Local Service Manager”) with respect to such Service on the applicable Schedule or as specified by the Mallinckrodt Services Manager in writing and delivered to Covidien by email or facsimile transmission with receipt confirmed. Mallinckrodt shall notify Covidien of the appointment of a different Mallinckrodt Services Manager or Mallinckrodt Local Service Manager(s), if necessary, in accordance with Section 9.06.

Section 2.07. Personnel. (a) The Provider of any Service will make available to the Recipient of such Service such personnel as may be necessary to provide such Service on the understanding that such personnel shall remain employed and/or engaged by the Provider. The Provider will have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform such Service, and (ii) remove and replace such personnel at any time; provided, however, that any such removal or replacement shall not be the basis for any increase in any Service Charge or Reimbursement Charge payable hereunder or relieve the Provider of its obligation to provide any Service hereunder; and provided, further, that the Provider will use its commercially reasonable efforts to limit the disruption to the Recipient in the transition of the Services to different personnel.

(b) In the event that the provision of any Service by the Provider requires the cooperation and services of the personnel of the Recipient, the Recipient will make available to the Provider such personnel (who shall be appropriately qualified for purposes of so supporting the provision of such Service by the Provider) as may be necessary for the Provider to provide such Service on the understanding that such personnel shall remain employed and/or engaged by the Recipient. The Recipient will have the right, in its reasonable discretion, to (i) designate which personnel it will make available to the Provider in connection with the provision of such Service, and (ii) remove and replace such personnel at any time; provided, however, that any resulting increase in costs to the Provider shall be borne by the Recipient and any adverse effect to the provision of such Service by the Provider shall not be deemed a breach of this Agreement; and provided, further, that the Recipient will use its commercially reasonable efforts to limit the disruption to the Provider in the transition of such personnel. If the Provider, in its reasonable discretion and following discussions with the Recipient, requests the Recipient to remove and/or replace any such personnel from their roles in respect of the Services being provided by the Provider, the Recipient shall comply with such request.

(c) No Provider shall be liable under this Agreement for any Liabilities incurred by the Recipient Indemnified Parties that are primarily attributable to, or that are a consequence of, any actions or inactions of the personnel of the Recipient, except for any such actions or inactions undertaken pursuant to the direction of the Provider.

(d) Nothing in this Agreement shall grant the Provider, or its employees, agents and third-party providers that are performing the Services, the right directly or indirectly to control or direct the operations of the Recipient or any member of its Group. Such employees, agents and third-party providers shall not be required to report to the management of the Recipient nor be deemed to be under the management or direction of the Recipient. The Recipient acknowledges and agrees that, except as may be expressly set forth herein as a Service (including any Additional Services, Service Increases or New Services) or otherwise expressly set forth in the Separation Agreement, another Ancillary Agreement or any other applicable agreement, no Provider or any member of its Group shall be obligated to provide, or cause to be provided, any service or goods to any Recipient or any member of its Group.

ARTICLE III

COVIDIEN MATERIALS

Section 3.01. Corporate Policies. (a) Subject to the terms and conditions of this Agreement, Covidien grants to Mallinckrodt a non-exclusive, royalty-free, fully paid-up, worldwide license to create or have created materials based on Covidien’s corporate policies and manuals (the “Covidien Materials”) for distribution to employees of Mallinckrodt and use such materials in the operation of the Mallinckrodt Business in substantially the same manner as the Covidien Materials were used by Covidien prior to the Distribution. It is understood and agreed that, to the maximum extent permitted by applicable Law, Covidien makes no representation or warranty, express or implied, as to the accuracy or completeness of any of the Covidien Materials, as to whether the Covidien Materials comply with Law, as to the non-infringement of any of the Covidien Materials or as to the suitability of any of the Covidien Materials for use by Mallinckrodt in respect of its business, or otherwise.

(b) Notwithstanding the foregoing, the text of any materials created by or for Mallinckrodt, and related to, or based upon, any of the Covidien Materials, may not contain any references to Covidien (or any of Covidien’s marks, names, trade dress, logos or other source or business identifiers, including the Covidien Name and Covidien Marks), Covidien’s publications, Covidien’s personnel (including senior management), Covidien’s management structures or any other indication (other than the verbatim or paraphrased reproduction of the content) that such materials are based upon any of the Covidien Materials.

Section 3.02. Limitation on Rights and Obligations with Respect to the Covidien Materials. (a) Covidien shall have no obligation to (i) notify Mallinckrodt of any changes or proposed changes to any of the Covidien Materials, (ii) include Mallinckrodt in any consideration of proposed changes to any of the Covidien Materials, (iii) provide draft changes of any of the Covidien Materials to Mallinckrodt for review and/or comment or (iv) provide Mallinckrodt with any updated materials relating to any of the Covidien Materials. Mallinckrodt acknowledges and agrees that, except as expressly set forth above, Covidien reserves all rights (including all Intellectual Property rights) in, to and under the Covidien Materials and no rights with respect to ownership or use, except as otherwise expressly provided in this Agreement, shall vest in Mallinckrodt. The Parties acknowledge and agree that, subject to the exceptions specified in Section 9.03, the Covidien Materials are the Confidential Information of Covidien. Mallinckrodt shall use at least the same degree of care to prevent and restrain the unauthorized use or disclosure of any confidential materials created by or for Mallinckrodt that are based upon any of the Covidien Materials as it uses for its other confidential information of a like nature, but in no event less than a reasonable degree of care. Mallinckrodt will allow Covidien reasonable access to personnel and information as reasonably necessary to determine Mallinckrodt’ s compliance with the provisions set forth above; provided, however, such access shall not unreasonably interfere with any of the business or operations of Mallinckrodt. Subject to Section 9.05, in the event that Covidien determines that Mallinckrodt has not materially complied with some or all of its obligations with respect to any or all of the Covidien Materials, Covidien may terminate Mallinckrodt’s rights with respect to such Covidien Materials upon written notice to Mallinckrodt and, in such case, Covidien shall be entitled to require such Covidien Materials to be returned to Covidien or destroyed and any materials created by or for Mallinckrodt that are based upon such Covidien Materials to be destroyed (with such destruction certified by Mallinckrodt in writing to Covidien promptly after such termination).

(b) If Mallinckrodt determines to cease to avail itself of any of the Covidien Materials, Covidien and Mallinckrodt shall cooperate in good faith to take reasonable and appropriate actions to arrange for the return to Covidien or destruction of such Covidien Materials and to protect Covidien’s rights and interests in such Covidien Materials.

ARTICLE IV

ADDITIONAL ARRANGEMENTS

Section 4.01. Software and Software Licenses. (a) If and to the extent requested by Mallinckrodt, Covidien shall use commercially reasonable efforts to assist Mallinckrodt in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary and applicable, certain computer software necessary for Covidien to provide, and Mallinckrodt to receive, Covidien Services; provided, however, that Covidien shall not be required to pay any fees or other payments or incur any obligations or liabilities to enable Mallinckrodt to obtain any such license or rights (except and to the extent that Mallinckrodt advances such fees or payments to Covidien); provided, further, that Covidien shall not be required to seek broader rights or more favorable terms for Mallinckrodt than those applicable to Covidien or Mallinckrodt, as the case may be, prior to the date of this Agreement or as may be applicable to Covidien from time to time hereafter; and, provided, further, that Mallinckrodt shall bear only those costs that relate solely and directly to obtaining such licenses (or other appropriate rights) in the ordinary course. The Parties acknowledge and agree that there can be no assurance that Covidien’s efforts will be successful or that Mallinckrodt will be able to obtain such licenses or rights on acceptable terms or at all and, where Covidien enjoys rights under any enterprise or site license or similar license, the Parties acknowledge that such license typically precludes partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities. In the event that Mallinckrodt is unable to obtain such software licenses, the Parties shall work together using commercially reasonable efforts to obtain an alternative software license to allow Covidien to provide, and Mallinckrodt to receive, such Covidien Services, and the Parties shall negotiate in good faith an amendment to the applicable Schedule to reflect any such new arrangement.

(b) If and to the extent requested by Covidien, Mallinckrodt shall use commercially reasonable efforts to assist Covidien in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary and applicable, certain computer software necessary for Mallinckrodt to provide, and Covidien to receive, Mallinckrodt Services; provided, however, that Mallinckrodt shall not be required to pay any fees or other payments or incur any obligations or liabilities to enable Covidien to obtain any such license or rights (except and to the extent that Covidien advances such fees or payments to Mallinckrodt); provided, further, that Mallinckrodt shall not be required to seek broader rights or more favorable terms for Covidien than those applicable to Covidien or Mallinckrodt, as the case may be, prior to the date of this Agreement or as may be applicable to Mallinckrodt from time to time hereafter; and, provided, further, that Covidien shall bear only those costs that relate solely and directly to obtaining such licenses (or other appropriate rights) in the ordinary course. The Parties acknowledge and agree that there can be no assurance that Mallinckrodt’s efforts will be successful or that Covidien will be able to obtain such licenses or rights on acceptable terms or at all and, where Mallinckrodt enjoys rights under any enterprise or site license or similar license, the Parties acknowledge that such license typically precludes partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities. In the event that Covidien is unable to obtain such software licenses, the Parties shall work together using commercially reasonable efforts to obtain an alternative software license to allow Mallinckrodt to provide, and Covidien to receive, such Mallinckrodt Services, and the Parties shall negotiate in good faith an amendment to the applicable Schedule to reflect any such new arrangement, which amended Schedule shall not require Covidien to pay for any fees, expenses or costs relating to the software license that Covidien was unable to obtain pursuant to the provisions of this Section 4.01(b).

(c) In the event that there are any costs associated with obtaining software licenses in accordance with Section 4.01 that (i) would not be payable in the ordinary course, including in the form of a “transfer fee” or other similar fees or expenses payable by the Recipient or the Provider, and (ii) would not have been payable by the Recipient or the Provider absent the need for a consent or waiver in connection with the license that the Recipient is seeking to obtain, such costs shall be borne by the Recipient.

Section 4.02. Covidien Computer-Based and Other Resources. (a) From and after the date of this Agreement, Mallinckrodt and its Affiliates shall cause all of their personnel having access to the Covidien Intranet or such other computer software, networks, hardware, technology or computer based resources pursuant to the Separation Agreement, or any Ancillary Agreement, or in connection with performance, receipt or delivery of a Service, to comply with all security guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines) of Covidien and its Affiliates (of which Covidien provides Mallinckrodt written notice). Mallinckrodt shall ensure that the access contemplated by this Section 4.02 shall be used by such personnel only for the purposes contemplated by, and subject to the terms of, this Agreement. Except as expressly provided in the Separation Agreement, any other Ancillary Agreement or any other applicable agreement or as required in connection with the performance or delivery of any Services, each of the Parties and its Affiliates shall cease using (and shall cause their employees to cease using) the services made available by the other Party and its Affiliates prior to the date of this Agreement.

Section 4.03. Access to Facilities. (a) Mallinckrodt shall, and shall cause its Subsidiaries to, allow Covidien and its Representatives reasonable access to the facilities of Mallinckrodt necessary for Covidien to fulfill its obligations under this Agreement.

(b) Covidien shall, and shall cause its Subsidiaries to, allow Mallinckrodt and its Representatives reasonable access to the facilities of Covidien necessary for Mallinckrodt to fulfill its obligations under this Agreement.

(c) Notwithstanding the other rights of access of the Parties under this Agreement, each Party shall, and shall cause its Subsidiaries to, afford the other Party, its Subsidiaries and Representatives, following not less than five (5) business days’ prior written notice from the other Party, reasonable access during normal business hours to the facilities, information, systems, infrastructure, and personnel of the relevant Providers as reasonably necessary for the other Party to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, such access shall not unreasonably interfere with any of the business or operations of such Party or its Subsidiaries.

(d) Except as otherwise permitted by the other Party in writing, each Party shall permit only its authorized Representatives, contractors, invitees or licensees to access the other Party’s facilities.

Section 4.04. Cooperation. It is understood that it will require the significant efforts of both Parties to implement this Agreement and to ensure performance of this Agreement by the Parties at the agreed-upon levels in accordance with all of the terms and conditions of this Agreement. The Parties will cooperate, acting in good faith and using commercially reasonable efforts, to effect a smooth and orderly transition of the Services provided under this Agreement from the Provider to the Recipient (including repairs and maintenance Services and the assignment or transfer of the rights and obligations under any third-party contracts relating to the Services); provided, however, that this Section 4.04 shall not require either Party to incur any out-of-pocket costs or expenses.

Section 4.05. Data Protection. The Provider shall only process personal data which it may receive from the Recipient, while carrying out its duties under this Agreement: (a) in such a manner as is necessary to carry out those duties; (b) in accordance with the instructions of the Recipient; and (c) using appropriate technical and organizational measures to prevent the unauthorised or unlawful processing of such personal data and/or the accidental loss or destruction of, or damage to, such personal data.

ARTICLE V

COSTS AND DISBURSEMENTS

Section 5.01. Costs and Disbursements. (a) Except as otherwise provided in this Agreement, a Recipient of Services shall pay to the Provider of such Services a monthly fee for the Services (or category of Services, as applicable) (each fee constituting a “Service Charge” and, collectively, “Service Charges”) as listed on the Schedules hereto.

(b) The amount of the Service Charge for each Service shall increase three percent (3%) annually on each anniversary of this Agreement (including during the term of any Service Extension). In addition, during the term of this Agreement, the amount of a Service Charge for any Services (or category of Services, as applicable) may increase to the extent of: (i) any increases mutually agreed to by the Parties, (ii) any Service Charges applicable to any Additional Services, Service Increases or New Services, and (iii) any increase in the rates or charges imposed by any unaffiliated third-party provider that is providing Services. Together with any monthly invoice for Service Charges and Reimbursement Charges, the Provider shall provide the Recipient with documentation to support the calculation of such Service Charges or any Reimbursement Charges.

(c) The Recipient shall reimburse the Provider for reasonable out-of-pocket costs and expenses incurred by the Provider or its Affiliates in connection with providing the Services (including necessary travel-related expenses) (each such cost or expense, a “Reimbursement Charge” and, collectively, “Reimbursement Charges”); provided, however, that any such cost or expense that is materially inconsistent with historical practice between the Parties for any Service (including business travel and related expenses) shall require advance approval of the Recipient. Any authorized travel-related expenses incurred in performing the Services shall be incurred and charged to the Recipient in accordance with the Provider’s then-applicable business travel policies made known to the Recipient.

(d) The Service Charges and Reimbursement Charges due and payable hereunder shall be invoiced and paid in the currency indicated in the column entitled “Fees (Local)” in the relevant Schedule hereto. The Recipient shall pay the amount of each monthly invoice by wire transfer (or such other method of payment as may be agreed between the Parties) to the Provider within sixty (60) days of the receipt of each such invoice, including appropriate documentation as described herein. In the absence of a timely notice of billing dispute in accordance with the provisions of Article VIII of the Separation Agreement, if the Recipient fails to pay such amount by the due date, the Recipient shall be obligated to pay to the Provider, in addition to the amount due, interest at an annual default interest rate of three percent (3%), or the maximum legal rate, whichever is lower (the “Interest Payment”), accruing from the date the payment was due through the date of actual payment. In the event of any billing dispute, the Recipient shall promptly pay any undisputed amount.

(e) Subject to the confidentiality provisions set forth in Section 9.03, each Party shall, and shall cause their respective Affiliates to, provide, upon ten (10) days’ prior written notice from the other Party, any information within such Party’s or its Affiliates’ possession that the requesting Party reasonably requests in connection with any Services being provided to such requesting Party by an unaffiliated third-party provider, including any applicable invoices, agreements documenting the arrangements between such third-party provider and the Provider and other supporting documentation; provided, however, that each Party shall make no more than one such request during any calendar month.

Section 5.02. Tax Matters. (a) Without limiting any provisions of this Agreement, the Recipient shall be responsible for (i) all excise, sales, use, transfer, stamp, documentary, filing, recordation and other similar Taxes, (ii) any value added, goods and services or similar recoverable indirect Taxes (“VAT”) and (iii) any related interest and penalties (collectively, “Transfer

Taxes”), in each case imposed or assessed as a result of the provision of Services by the Provider. In particular, but without prejudice to the generality of the foregoing, all amounts payable pursuant to this Agreement are exclusive of amounts in respect of VAT. Where any taxable supply for VAT purposes is made pursuant to this Agreement by the Provider to the Recipient, the Recipient shall either (i) on receipt of a valid VAT invoice from the Provider, pay to the Provider such additional amounts in respect of VAT as are chargeable on the supply of the services at the same time as payment is due for the supply of the services; or (ii) where required by legislation to do so, account directly to the relevant Governmental Authority for any such VAT amounts. The Party required to account for Transfer Tax shall provide to the other Party evidence of the remittance of the amount of such Transfer Tax to the relevant Governmental Authority, including, without limitation, copies of any Tax returns remitting such amount. The Provider agrees that it shall take commercially reasonable actions to cooperate with the Recipient in obtaining any refund, return, rebate, or the like of any Transfer Tax, including by filing any necessary exemption or other similar forms, certificates, or other similar documents. The Recipient shall promptly reimburse the Provider for any costs incurred by the Provider or its Affiliates in connection with the Recipient obtaining a refund or overpayment of refund, return, rebate, or the like of any Transfer Tax. For the avoidance of doubt, any applicable gross receipts-based or net income-based Taxes shall be borne by the Provider unless the Provider is required by law to obtain, or allowed to separately invoice for and obtain, reimbursement of such Taxes from the Recipient.

(b) The Recipient shall be entitled to deduct and withhold Taxes required by any Governmental Requirements to be withheld on payments made pursuant to this Agreement. To the extent any amounts are so withheld, the Recipient shall (i) pay, in addition to the amount otherwise due to the Provider under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by the Provider will equal the full amount the Provider would have received had no such deduction or withholding been required, (ii) pay such deducted and withheld amount to the proper Governmental Authority, and (iii) promptly provide to the Provider evidence of such payment to such Governmental Authority. The Provider shall, prior to the date of any payment to be made pursuant to this Agreement, at the request of the Recipient, make commercially reasonable efforts to provide the Recipient any certificate or other documentary evidence (x) required by Governmental Requirements or (y) which the Provider is entitled by Governmental Requirements to provide in order to reduce the amount of any Taxes that may be deducted or withheld from such payment and the Recipient agrees to accept and act in reliance on any such duly and properly executed certificate or other applicable documentary evidence.

(c) If the Provider (i) receives any refund (whether by payment, offset, credit or otherwise) or (ii) utilizes any overpayment of Taxes that are borne by Recipient pursuant to this Agreement, then the Provider shall promptly pay, or cause to be paid, to the Recipient an amount equal to the deficiency or excess, as the case may be, with respect to the amount that the Recipient has borne if the amount of such refund or overpayment (including, for the avoidance of doubt, any interest or other amounts received with respect to such refund or overpayment) had been included originally in the determination of the amounts to be borne by Recipient pursuant to this Agreement, net of any additional Taxes the Provider incurs or will incur as a result of the receipt of such refund or such overpayment.

Section 5.03. No Right to Set-Off. The Recipient shall timely pay the full amount of Service Charges and Reimbursement Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to the Provider under this Agreement on account of any obligation owed by the Provider to the Recipient.

ARTICLE VI

STANDARD FOR SERVICE

Section 6.01. Standard for Service.

(a) The Provider agrees (i) to perform the Services with substantially the same nature, quality, standard of care and service levels at which the same or similar services were performed by or on behalf of the Provider prior to the Distribution Date or, if not so previously provided, then substantially similar to that which are applicable to similar services provided to the Provider’s Affiliates or other business components; and (ii) upon receipt of written notice from the Recipient identifying any outage, interruption or other failure of any Service, to respond to such outage, interruption or other failure of such Service in a manner that is substantially similar to the manner in which such Provider or its Affiliates responded to any outage, interruption or other failure of the same or similar services prior to the Distribution Date. The Parties acknowledge that an outage, interruption or other failure of any Service shall not be deemed to be a breach of the provisions of this Section 6.01 so long as the applicable Provider complies with the foregoing clause (ii).

(b) Nothing in this Agreement shall require the Provider to perform or cause to be performed any Service to the extent the manner of such performance would constitute a violation of applicable Law or any existing contract or agreement with a third party. If the Provider is or becomes aware of any potential violation on the part of the Provider, the Provider shall promptly send a written notice to the Recipient of any such potential violation. The Parties each agree to cooperate and use commercially reasonable efforts to obtain any necessary third-party consents required under any existing contract or agreement with a third party to allow the Provider to perform or cause to be performed any Service in accordance with the standards set forth in this Section 6.01. Any costs and expenses incurred by either Party in connection with obtaining any such third-party consent that is required to allow the Provider to perform or cause to be performed any Service shall be solely the responsibility of the Recipient. If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required third-party consent or the performance of such Service by the Provider would continue to constitute a violation of applicable Laws, the Provider shall use commercially reasonable efforts in good faith to provide such Services in a manner as closely as possible to the standards described in this Section 6.01 that would apply absent the exception provided for in the first sentence of this Section 6.01(b).

Section 6.02. Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SERVICES ARE PROVIDED AS-IS, THAT EACH RECIPIENT ASSUMES ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES AND EACH PROVIDER, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, MAKES NO REPRESENTATION OR WARRANTY

WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PROVIDER HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF ANY SERVICE FOR A PARTICULAR PURPOSE.

Section 6.03. Compliance with Laws and Regulations. Each Party shall be responsible for its own compliance and its subcontractors’ compliance with any and all Laws applicable to its performance under this Agreement. No Party will knowingly take any action in violation of any such applicable Law that results in liability being imposed on the other Party.

ARTICLE VII

LIMITED LIABILITY AND INDEMNIFICATION

Section 7.01. Consequential and Other Damages. Notwithstanding anything to the contrary contained in the Separation Agreement or this Agreement, the Provider shall not be liable to the Recipient or any of its Affiliates or Representatives, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any special, indirect, incidental, punitive or consequential damages whatsoever (including lost profits or damages calculated on multiples of earnings approaches), which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by the Provider (including any Affiliates and Representatives of the Provider and any unaffiliated third-party providers, in each case, providing the applicable Services) under this Agreement or the provision of, or failure to provide, any Services under this Agreement, including with respect to loss of profits, business interruptions or claims of customers.

Section 7.02. Limitation of Liability. The Liabilities of each Provider and its Affiliates and Representatives, collectively, under this Agreement for any act or failure to act in connection herewith (including the performance or breach of this Agreement), or from the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, shall not exceed the total aggregate Service Charges (excluding any Reimbursement Charges) actually paid to such Provider by the Recipient pursuant to this Agreement. The foregoing limitations on Liability in this Section 7.02 shall not apply to any breach of Section 9.03.

Section 7.03. Obligation To Reperform; Liabilities. In the event of any breach of this Agreement by any Provider with respect to the provision of any Services (with respect to which the Provider can reasonably be expected to re-perform in a commercially reasonable manner), the Provider shall (a) promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Services at the request of the Recipient and at the sole cost and expense of the Provider and (b) subject to the limitations set forth in Sections 7.01 and 7.02, reimburse the Recipient and its Affiliates and Representatives for Liabilities attributable to such breach by the Provider. The remedy set forth in this Section 7.03 shall be the sole and exclusive remedy of the Recipient for any such breach of this Agreement. Any request for re-performance in accordance with this Section 7.03 by the Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than one (1) month from the date such error, defect or breach becomes apparent or should have reasonably become apparent to the Recipient.

Section 7.04. Release and Recipient Indemnity. Subject to Section 7.01, each Recipient hereby releases the applicable Provider and its Affiliates and Representatives (each, a “Provider Indemnified Party”), and each Recipient hereby agrees to indemnify, defend and hold harmless each such Provider Indemnified Party from and against any and all Liabilities arising from, relating to or in connection with: (a) the use of any Services by such Recipient or any of its Affiliates, Representatives or other Persons using such Services; or (b) the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, in the case of each of clause (a) and (b), except to the extent that such Liabilities arise out of, relate to or are a consequence of the applicable Provider Indemnified Party’s bad faith, gross negligence or willful misconduct.

Section 7.05. Provider Indemnity. Subject to Section 7.01, each Provider hereby agrees to indemnify, defend and hold harmless the applicable Recipient and its Affiliates and Representatives (each a “Recipient Indemnified Party”), from and against any and all Liabilities arising from, relating to or in connection with: (a) the use of any Services by such Recipient or any of its Affiliates, Representatives or other Persons using such Services; or (b) the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, in the case of each of clause (a) and (b), to the extent that such Liabilities arise out of, relate to or are a consequence of the applicable Provider’s bad faith, gross negligence or willful misconduct.

Section 7.06. Indemnification Procedures. The provisions of Sections 4.5 and 4.6 of the Separation Agreement shall govern claims for indemnification under this Agreement.

Section 7.07. Liability for Payment Obligations. Nothing in this Article VII shall be deemed to eliminate or limit, in any respect, Covidien’s or Mallinckrodt’s express obligation in this Agreement to pay Service Charges and Reimbursement Charges for Services rendered in accordance with this Agreement.

Section 7.08. Exclusion of Other Remedies. The provisions of Sections 7.03, 7.04 and 7.05 of this Agreement shall, to the maximum extent permitted by applicable Law, be the sole and exclusive remedies of the Provider Indemnified Parties and the Recipient Indemnified Parties, as applicable, for any claim, loss, damage, expense or liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement.

Section 7.09. Confirmation. Neither Party excludes responsibility for any liability which cannot be excluded pursuant to applicable Law.

ARTICLE VIII

TERM AND TERMINATION

Section 8.01. Term and Termination. (a) This Agreement shall commence immediately upon the Distribution Date and shall terminate upon the earlier to occur of: (i) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms of this Agreement or (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety.

(b) Without prejudice to a Recipient’s rights with respect to a Force Majeure, a Recipient may from time to time terminate this Agreement with respect to the entirety of any individual Service but not a portion thereof:

(i) for any reason or no reason, upon providing at least sixty (60) days’ prior written notice to the Provider; provided, however, that the Recipient shall pay to the Provider the necessary and reasonable documented out-of-pocket costs incurred in connection with the wind down of such Service other than any employee severance and relocation expenses, but including unamortized license fees and costs for equipment used to provide such Service, contractual obligations under agreements used to provide such Service, any breakage or termination fees and any other termination costs payable by the Provider with respect to any resources or pursuant to any other third-party agreements that were used by the Provider to provide such Service (or an equitably allocated portion thereof, in the case of any such equipment, resources or agreements that also were used for purposes other than providing Services); or

(ii) if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist thirty (30) days after receipt by the Provider of written notice of such failure from the Recipient.

In the event that any Service is terminated other than at the end of a month, the Service Charge associated with such Service shall be pro-rated appropriately. The Parties acknowledge that there may be interdependencies among the Services being provided under this Agreement that may not be identified on the applicable Schedules and agree that, if the Provider’s ability to provide a particular Service in accordance with this Agreement is materially and adversely affected by the termination of another Service in accordance with Section 8.01(b)(i), then the Parties shall negotiate in good faith to amend the Schedule relating to such affected continuing Service, which amendment shall be consistent with the terms of, and the pricing methodology used for, comparable Services.

(c) In connection with the termination of any Service, if the Recipient reasonably determines that it will require such Service to continue beyond the date on which such Service is scheduled to terminate, the Recipient may request that the Provider extend such Service (any such extension, a “Service Extension”) for a specified period beyond the scheduled termination of such Service (which period shall in no event be longer than one hundred and eighty (180) days) by written notice to the Provider no less than sixty (60) days prior to the date of such scheduled termination, and Provider shall consider any such request in good faith; provided, however, that no Party shall be obligated to agree to any Service Extension, including because, after good-faith negotiations between the Parties, the Parties fail to reach an agreement with respect to the terms thereof; provided, further, however, that (i) there shall be no more than one (1) Service Extension with respect to each Service and (ii) the Provider shall not be obligated to provide such Service Extension if a third-party consent is required and cannot be obtained by the Provider. Unless otherwise agreed by Provider and Recipient, the Service Charge applicable to any such Service

Extension shall be one hundred and twenty percent (120%) of the Service Charge applicable to such Service immediately prior to the Service Extension. In connection with any request for Service Extensions in accordance with this Section 8.01(c), the Covidien Services Manager and the Mallinckrodt Services Manager shall in good faith (x) negotiate the terms of an amendment to the applicable Schedule, which amendment shall be consistent with the terms of the applicable Service, and (y) determine the costs and expenses (other than Service Charges), if any, that would be incurred by the Provider or the Recipient, as the case may be, in connection with the provision of such Service Extension, which costs and expenses shall be borne solely by the Party requesting the Service Extension. Each amended Schedule to implement a Service Extension, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and any Services provided pursuant to such Service Extensions shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 8.02. Effect of Termination. Upon termination of any Service pursuant to this Agreement, the Provider of the terminated Service will have no further obligation to provide the terminated Service, and the relevant Recipient will have no obligation to pay any future Service Charges relating to any such Service; provided, however, that the Recipient shall remain obligated to the relevant Provider for the (i) Service Charges and Reimbursement Charges owed and payable in respect of Services provided prior to the effective date of termination and (ii) any applicable charges described in Section 8.01(b)(i), which charges shall be payable only in the event that the Recipient terminates any Service pursuant to Section 8.01(b)(i). In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, Article VII (including liability in respect of any indemnifiable Liabilities under this Agreement arising or occurring on or prior to the date of termination), Article VIII, Article IX, all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges and Reimbursement Charges and any applicable charges payable pursuant to Section 8.01(b)(i), shall continue to survive indefinitely.

Section 8.03. Force Majeure. (a) Neither Party (nor any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of a Force Majeure; provided, however, that (i) such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of such Force Majeure on its obligations; and (ii) the nature, quality and standard of care that the Provider shall provide in delivering a Service after a Force Majeure shall be substantially the same as the nature, quality and standard of care that the Provider provides to its Affiliates with respect to such Service. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of such cause.

(b) During the period of a Force Majeure, the Recipient shall be entitled to permanently terminate such Service(s) (and shall be relieved of the obligation to pay Service Charges for such Services(s) throughout the duration of such Force Majeure) if a Force Majeure shall continue to exist for more than fifteen (15) consecutive days, it being understood that Recipient shall not be required to provide any advance notice of such termination to Provider or pay any charges in connection therewith.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01. No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party an agent of an unaffiliated party in the conduct of such other party’s business. A Provider of any Service under this Agreement shall act as an independent contractor and not as the agent of the Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, national, state, local or foreign.

Section 9.02. Subcontractors. A Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided, however, that (i) such Provider shall use the same degree of care in selecting any such subcontractor as it would if such contractor was being retained to provide similar services to the Provider and (ii) such Provider shall in all cases remain primarily responsible for all of its obligations under this Agreement with respect to the scope of the Services, the standard for services as set forth in Article VI and the content of the Services provided to the Recipient.

Section 9.03. Treatment of Confidential Information.

(a) The Parties shall not, and shall cause all other persons providing Services or having access to information of the other Party that is confidential or proprietary (“Confidential Information”) not to, disclose to any other person or use, except for purposes of this Agreement, any Confidential Information of the other Party; provided, however, that the Confidential Information may be used by such Party to the extent that such Confidential Information has been (i) in the public domain through no fault of such Party or any member of such Group or any of their respective Representatives, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any Confidential Information of the other Party; provided, further, that each Party may disclose Confidential Information of the other Party, to the extent not prohibited by applicable Law: (i) to its Representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; (ii) in any report, statement, testimony or other submission required to be made to any Governmental Authority having jurisdiction over the disclosing Party; or (iii) in order to comply with applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding. In the event that a Party becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its commercially reasonable efforts (at such other Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.

(b) Each Party shall, and shall cause its Representatives to, protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such as the Party uses to protect its own confidential information of a like nature, but in any event no less than a reasonable degree of care.

(c) Each Party shall be liable for any failure by its respective Representatives to comply with the restrictions on use and disclosure of Confidential Information contained in this Agreement.

(d) Each Party shall comply with all applicable local, state, national, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of Services under this Agreement.

Section 9.04. Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

Section 9.05. Dispute Resolution. Any Dispute shall be resolved in accordance with the procedures set forth in Article VIII of the Separation Agreement, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified herein or in Article VIII of the Separation Agreement.

Section 9.06. Notices. Except with respect to routine communications by the Covidien Services Manager, Mallinckrodt Services Manager, Covidien Local Services Manager and Mallinckrodt Local Services Manager under Section 2.06, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.06):

(i)	if to Covidien:

Covidien plc

1st Floor, 20 on Hatch

Lower Hatch Street

Dublin 2

Ireland

Attn: Chief Financial Officer

Facsimile: +353-1-438-1798

with copies to:

Covidien plc

15 Hampshire Street

Mansfield, MA 02048

Attn: General Counsel

Facsimile: (508) 261-8544

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Adam O. Emmerich
Benjamin M. Roth
Facsimile:	(212) 403-2000

(ii)	if to Mallinckrodt:

Mallinckrodt plc

Damastown, Mulhuddart

Dublin 15

Ireland

Attn: Chief Financial Officer

Facsimile: +353-1-820-8780

with copies to:

Mallinckrodt plc

675 James S. McDonnell Blvd.

Hazelwood, MO 63042

Attn: General Counsel

Facsimile: (314) 654-5366

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Adam O. Emmerich
Benjamin M. Roth
Facsimile:	(212) 403-2000

Section 9.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 9.08. Entire Agreement. This Agreement, together with the documents referenced herein (including the Separation Agreement and any other Ancillary Agreements) constitutes the entire agreement between the parties with respect to the subject matter hereof, supersede all prior written and oral and all contemporaneous oral agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

Section 9.09. No Third-Party Beneficiaries. Except as provided in Article VII with respect to Provider Indemnified Parties and Recipient Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Covidien or Mallinckrodt, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 9.10. Governing Law. This Agreement (and any claims or disputes arising out of or related to this Agreement or to the transactions contemplated by this Agreement or to the inducement of any Party to enter into this Agreement or the transactions contemplated by this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction (other than Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).

Section 9.11. Amendment. No provision of this Agreement, including any Schedules to this Agreement, may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement or any such Schedules to this Agreement, as applicable, signed by all the Parties.

Section 9.12. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Schedule are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) Covidien and Mallinckrodt have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless business days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a business day, the period shall end on the next succeeding business day.

Section 9.13. Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 9.14. Assignability. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Covidien and Mallinckrodt, except that each Party may:

(a) assign all of its rights and obligations under this Agreement to any of its Subsidiaries; provided, that in connection with any such assignment, the assigning Party provides a guarantee to the non-assigning Party (in a form reasonably agreed upon) for any liability or obligation of the assignee under this Agreement;

(b) in connection with the divestiture of any Subsidiary or business of such Party that is a Recipient to an acquiror that is not a competitor of the Provider, assign to the acquiror of such Subsidiary or business its rights and obligations as a Recipient with respect to the Services provided to such divested Subsidiary or business under this Agreement; provided, that (i) in connection with any such assignment, the assigning Party provides a guarantee to the non-assigning Party (in a form reasonably agreed upon) for any liability or obligation of the assignee under this Agreement, (ii) any and all costs and expenses incurred by either Party in connection with such assignment (including in connection with clause (iii) of this proviso) shall be borne solely by the assigning Party, and (iii) the Parties shall in good faith negotiate any amendments to this Agreement, including the Schedules hereto, that may be necessary or appropriate in order to assign such Services; and

(c) in connection with the divestiture of any Subsidiary or business of such Party that is a Recipient to an acquiror that is a competitor of the Provider, assign to the acquiror of such Subsidiary or business its rights and obligations as a Recipient with respect to the Services provided to such divested Subsidiary or business under this Agreement; provided, that (i) in connection with any such assignment, the assigning Party provides a guarantee to the non-assigning Party (in a form reasonably agreed upon) for any liability or obligation of the assignee under this Agreement, (ii) any and all costs and expenses incurred by either Party in connection with such assignment (including in connection with clause (iii) of this proviso) shall be borne solely by the assigning Party, (iii) the Parties shall in good faith negotiate any amendments to this Agreement, including the Schedules hereto, that may be necessary or appropriate in order to ensure that such assignment will not (x) materially and adversely affect the businesses and operations of each of the Parties and their respective Affiliates or (y) create a competitive disadvantage for the Provider with respect to an acquiror that is a competitor, and (iv) no Party shall be obligated to provide any such assigned Services to an acquiror that is a competitor if the provision of such assigned Services to such acquiror would disrupt the operation of such Party’s businesses or create a competitive disadvantage for such Party with respect to such acquirer.

Section 9.15. Public Announcements. From and after the Distribution Date, the Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; or (b) as otherwise set forth in the Separation Agreement.

Section 9.16. Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of either Covidien or Mallinckrodt or their Affiliates shall have any liability for any obligations or liabilities of Covidien or Mallinckrodt, respectively, under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

COVIDIEN PLC

By:	/s/ John W. Kapples
Name: John W. Kapples
Title: Vice President and Secretary

MALLINCKRODT PLC

By:	/s/ Matthew K. Harbaugh
Name: Matthew K. Harbaugh
Title: Director

[Signature Page to Transition Services Agreement]